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                     SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549


                                  FORM 8-K

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  January 12, 1995



                   INTERNATIONAL LEASE FINANCE CORPORATION
           (Exact name of registrant as specified in its charter)



   California                     0-11350                     22-3059110
(State or other                 (Commission                 (IRS Employer
jurisdiction of                 File Number)            Identification No.)
incorporation)


   1999 Avenue of the Stars, 39th Floor, Los Angeles, California  90067
(Address of principal executive offices)                           (Zip Code)



     Registrant's telephone number including area code:  (310) 788-1999


       (Former name or former address, if changed since last report.) Not applicable.

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Item 5.     Other Events

            The Registrant has outstanding 500 shares of Market Auction Preferred Stock, Series A, 500 shares of Market Auction Preferred Stock, Series B, 500 shares of Market Auction Preferred Stock,
Series C and 500 shares of Market Auction Preferred Stock, Series
D (collectively, the "MAPS"). Dividends on each series of MAPS are payable at the Applicable Rate (as defined) in effect from time to time when, as and if declared by the Board of Directors of the Registrant. The Applicable Rate for each dividend period is determined by orders placed in an auction conducted on the business day preceding the commencment of the applicable dividend period.

             The Applicable Rate that results from the auction procedure for any dividend period can not be greater than a Maximum Applicable Rate (which is determined by reference to the credit ratings of that series of MAPS) that is a percentage of the applicable "AA" Composite Commercial Paper Rate or a percentage of the applicable Treasury Bill Rate. The terms of each series of MAPS provides that the percentages used to calculate the Maximum Applicable Rate may be increased by the Registrant, with certain limitations.

             The Registrant has informed the Auction Agent and Securities Depositary for each series of MAPS that the Registrant has irrevocably waived its right to increase the percentages used to calculate the Maximum Applicable Rate for that series of MAPS.


Item 7.  Financial Statements and Exhibits



  (c)  Exhibits

    1.1 Underwriting Agreement, dated January 12, 1995, among the Registrant and Morgan Stanley & Co.
         Incorporated, First Chicago Capital Markets, Inc.
         and Smith Barney Inc. relating to the
         Registrant's 8-1/8% Notes due January 15,
         1998 (the "Notes").

    4.1  Officers' Certificate (without exhibits), dated
         January 20, 1995, establishing the terms of the Notes.

    4.2  Form of certificate for the Notes.

    5.1 Opinion of O'Melveny & Myers regarding the legality of the Notes.

    23.1 Consent of O'Melveny & Myers (included in Exhibit 5.1 hereto).


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  Pursuant to the requirements of the Securities Exchange Act of
1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                       INTERNATIONAL LEASE FINANCE CORPORATION


                             ___/s/ Alan H. Lund__________
                              By:  Alan H. Lund
                                   Executive Vice President,
                                   Co-Chief Operating Officer,
                                   Chief Financial Officer and
                                   Treasurer


DATED:  January 20, 1995